MIDWAY GOLD: BARRICK ANNOUNCES 70% EARN-IN AT SPRING VALLEY, NEVADA

November 18, 2013

Denver, Colorado – Midway Gold Corp. (“Midway”) announces that Barrick has informed the Company that it has completed expenditures of $38 million on the Spring Valley project, Pershing County, Nevada. This meets the expenditure requirement to earn a 70% interest in the project. This announcement is more than a year ahead of the scheduled requirements in the earn-in agreement.

Ken Brunk, Midway’s President & CEO, stated, “November is truly a pivotal month for Midway with significant progress achieved at our Pan project and at Spring Valley. Barrick’s aggressive approach to the earn-in at Spring Valley speaks to the high quality of the project. We will be evaluating our option to retain a 30% interest in the project and develop with Barrick, or to dilute to a 25% interest in the project in exchange for a full carry to production.”

Spring Valley Project, Nevada

Spring Valley is a large, porphyry-hosted gold system, located about 20 miles northeast of Lovelock in Pershing County, Nevada. A May 2011 updated resource estimate released by Midway is summarized in Table 1 below. The estimate was prepared Gustavson Associates, LLC of Lakewood, Colorado (Midway press release dated May 2, 2011). The updated resource includes Barrick’s 2009 and 2010 drill results and significantly increased the resource in the Measured and Indicated categories and added additional Inferred resources. An updated Technical Report dated November 29, 2012 clarified some of the language but did not change any of the numbers.

Table 1. May 2011 Spring Valley Resource Estimate

GOLD RESOURCE	TONNES	GRADE	CONTAINED
	(‘000s)	(g/t)	(‘000s oz)
Measured	59,032	0.49	931
Indicated	85,793	0.59	1,229
M&I	144,825	0.46	2,160
Inferred	103,935	0.59	1,971

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.